For Immediate Release

Pricester's Copia World Now Includes Banks and Finance
Listings of Financial Institutions Broadens Consumer Appeal

Hollywood, FL [March 24, 2008] - Pricester.com, Inc. (OTCBB:PRCC), an Internet marketing and technology company, has added Banks and Finance listings to its international shopping portal, Copia World ( www.copiaworld.com). Featuring thousands of retail stores from 24 countries on six continents, the new Banks & Finance category adds an important dimension to Copia World's usefulness and appeal.

Copia World is a simple to use, one-stop online directory for international shopping and travel planning. "Banking and finance is part of the international experience that Copia World provides", said Pricester's President and CEO, Ed Dillon.

"We're building an important resource for today's globally-minded consumers and travelers", Dillon continued. Copia World showcases product categories such as Fashion & Jewelry, Computers & Electronics, Books & Gifts, and recently added Real Estate.

"Additions to Copia World such as Banks & Finance provide visitors with a more comprehensive service", commented Raymond Purdon, Pricester's Chairman of the Board. "We're living in an international environment that the Internet has brought even closer together. People travel more, shop abroad, purchase online and seek services from every corner of the globe. Our Banks and Finance listings should be a valuable tool and we expect significant activity from the financial sector", Purdon concluded.

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Forward Looking Statements
Except for historical matters herein, the matters discussed in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; entry barriers; relationship reliance; technological changes; website demand; competitive ecommerce systems, vendors pricing changes and timing, and supplies of new software.

In light of the risks and uncertainties in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
          Investor Relations
          Pricester.com
          Ed Dillon, President & CEO
          (954) 272-1200
          edillon@pricester.com